Exhibit 10.141

CorCell Business

Balance Sheet

As of December 31, 2006

Total
ASSETS
Current Assets

Cash	211,020
Restricted cash	50,963
Total Cash	261,983
Accounts receivable, net of allowance for doubtful accounts of $163,039	341,940
Prepaid expenses	131,895
Inventory	15,784

Total Current Assets	751,602

Property and equipment, net of accumulated depreciation and amortization of $244,480	240,296
Deposit	147,809
Other assets	23,053

TOTAL ASSETS	1,162,760
LIABILITIES AND DUE TO PARENT
Current Liabilities

Accounts payable	488,229
Capital lease obligations, current portion	3,165
Acrrued expenses	792,260
Deferred revenues	1,008,459

Total Current Liabilities	2,292,113
Capital lease obligations, net of current portion	669

Total liabilities	2,292,782

Due to parent	(1,130,022)

TOTAL LIABILITIES AND DUE TO PARENT	1,162,760